Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

July 2010 Performance Update

The Frontier Fund Supplement Dated July 31, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 1 New

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	July 31, 2010	July 31, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	-2.02%	-1.31%	$95.54
Frontier Dynamic Series-1	-1.60%	-3.36%	$88.35
Frontier Long/Short Commodity Series-1a	0.43%	-4.93%	$96.49
Frontier Masters Series-1	-1.70%	-2.54%	$92.07

*	The above table sets forth the actual performance for the Class and Series as of July 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(1,373,997.72)
Unrealized trading gain/(loss)			240,587.64
Less: commissions			(53,674.84)
Less: FCM fees			(131,114.80)
Foreign currency gain/(loss)			15,517.19
Interest income			116,304.75

Total Income			(1,186,377.78)

EXPENSES

Management fees			60,202.10
Incentive fees			46,247.85
Broker service fees			114,607.72

Total Expenses			221,057.67

Net Income (Loss)			$(1,407,435.45)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	708,159.55623	$69,054,365.85	97.51
Current month additions	42,196.51212	4,040,895.21
Current month redemptions	(1,704.28418)	(162,814.87)
Net Income (loss) for current month		(1,407,435.45)

Net Asset Value, end of current month	748,651.78417	$71,525,010.74	95.54

	Monthly rate of return		-2.02%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(17,921.02)
Less: commissions			—
Less: FCM fees			(2,520.58)
Foreign currency gain/(loss)			—
Interest income			1,673.31

Total Income			(18,768.29)

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			2,137.21

Total Expenses			2,137.21

Net Income (Loss)			$(20,905.50)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	14,574.37785	$1,308,623.64	89.79
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		(20,905.50)

Net Asset Value, end of current month	14,574.37785	$1,287,718.14	88.35

	Monthly rate of return		-1.60%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(16,363.94)
Unrealized trading gain/(loss)			52,927.41
Less: commissions			(6,150.26)
Less: FCM fees			(5,521.30)
Foreign currency gain/(loss)			195.68
Interest income			4,338.88

Total Income			29,426.47

EXPENSES

Management fees			7,640.29
Incentive fees			4,274.27
Broker service fees			4,726.81

Total Expenses			16,641.37

Net Income (Loss)			$12,785.10

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	29,866.11968	$2,869,604.33	96.08
Current month additions	3,279.24350	315,700.00
Current month redemptions	(166.42975)	(15,829.12)
Net Income (loss) for current month		12,785.10

Net Asset Value, end of current month	32,978.93343	$3,182,260.31	96.49

	Monthly rate of return		0.43%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(119,701.97)
Unrealized trading gain/(loss)			(305,055.69)
Less: commissions			(7,556.62)
Less: FCM fees			(60,038.10)
Foreign currency gain/(loss)			6,639.80
Interest income			44,774.95

Total Income			(440,937.63)

EXPENSES

Management fees			36,093.99
Incentive fees			—
Broker service fees			50,925.80

Total Expenses			87,019.79

Net Income (Loss)			$(527,957.42)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	323,863.35629	$30,333,160.38	93.66
Current month additions	33,110.73532	3,066,424.34
Current month redemptions	(6,836.51348)	(635,317.90)
Net Income (loss) for current month		(527,957.42)

Net Asset Value, end of current month	350,137.57813	$32,236,309.40	92.07

	Monthly rate of return		-1.70%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Masters Series 1